Exhibit (h)(17)

FOURTH AMENDMENT TO

SECURITIES LENDING AND SERVICES AGREEMENT

AMONG

EACH TRUST MANAGED BY DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.,

ON BEHALF OF ITS RESPECTIVE SERIES, LISTED ON SCHEDULE C THERETO, ACTING SEVERALLY AND NOT JOINTLY

AND

STATE STREET BANK AND TRUST COMPANY

This Fourth Amendment (“Amendment”) to Securities Lending and Services Agreement effective as of February 1, 2018 is by and among each trust managed by Deutsche Investment Management Americas Inc. (each, a “Trust”) on behalf of its relevant series listed on Schedule C thereto, acting severally and not jointly (each, a “Borrower”), and State Street Bank and Trust Company (“State Street”).

WHEREAS, the Trusts, on behalf of the Borrowers, each acting severally and not jointly, have entered into a Securities Lending and Services Agreement with State Street, dated as of July 10, 2013, as amended and as in effect on the date hereof (the “Agreement”); and

WHEREAS, Deutsche Market Trust on behalf of Deutsche Diversified Market Neutral Fund, a party to the Agreement, seeks to terminate the Agreement solely with respect to such Trust and Borrower.

NOW THEREFORE, all the parties hereby agree to amend the Agreement as follows:

1.       Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.                  Amendments.

a.                   Termination of Agreement with respect to the Borrower. The parties hereby agree to terminate the Agreement with respect to Deutsche Diversified Market Neutral Fund, a series of Deutsche Market Trust and waive any notice requirements set forth therein. The parties further agree to release each other of any obligations with respect to Deutsche Diversified Market Neutral Fund, a series of Deutsche Market Trust under the Agreement, other than those obligations that survive termination in accordance with the terms of the Agreement.

b.                  Schedule C. The Agreement is amended by deleting Schedule C thereto in its entirety and replacing it with a new Schedule C, substantially in the form attached hereto as Appendix A.

3.	Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one (1) instrument.

4.	Effective Date. This Amendment shall be effective as of the date first set forth above.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereby execute this Amendment, as of the date first set forth above, by their duly authorized officers by affixing their signatures below.

Each trust managed by Deutsche
Investment Management Americas Inc.,
on behalf of its relevant series listed on
Schedule C, acting severally and not jointly

By: /s/ John Millette

Name: John Millette

Title: Vice President and Secretary

STATE STREET BANK AND TRUST COMPANY By: /s/ Francesco D’Agnese Name: Francesco D’Agnese Title: Managing Director

APPENDIX A

SCHEDULE C

DEUTSCHE SECURITIES TRUST

•	Deutsche MLP & Energy Infrastructure Fund